UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2016

(Exact name of registrant as specified in its charter)

Delaware	0-7928	11-2139466
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 South Service Road, Suite 230
Melville, New York 11747

(Address of principal executive offices, including zip code)

(631) 962-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Comtech Telecommunications Corp. (the “Company”) entered into a credit agreement dated as of February 23, 2016 (the “Credit Agreement”) among the Company, the lenders party thereto and Citibank N.A., as administrative agent and issuing bank.

The Credit Agreement currently provides a senior secured term A loan facility of $250.0 million (the “Term Loan Facility”) and a senior secured revolving loan facility of up to $150.0 million, including a $25.0 million letter of credit sublimit (the “Revolving Loan Facility” and, together, with the Term Loan Facility, the “Facilities”), each of which mature in five years, on February 23, 2021. The Facilities were used to finance in part the acquisition of TeleCommunication Systems, Inc., a Maryland corporation, and its subsidiaries and were and are intended to be used to pay related transaction fees and expenses. The proceeds of the Revolving Loan Facility will be used for working capital and other general corporate purposes of the Company and its subsidiaries, including the issuance of letters of credit and the repayment of certain existing indebtedness. Borrowings under the Facilities shall be either (i) ABR borrowings, which bear interest from the applicable borrowing date at a rate per annum equal to (x) the greatest of (a) the Prime Rate (as defined in the Credit Agreement) in effect on such day, (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect on such day plus 1/2 of 1.00% per annum and (c) the Adjusted LIBO Rate (as defined in the Credit Agreement) on such day (or, if such day is not a business day, the immediately preceding business day) plus 1.00% per annum, plus (y) the Applicable Rate (as defined in the Credit Agreement), or (ii) Eurodollar borrowings, which bear interest from the applicable borrowing date at a rate per annum equal to (x) the Adjusted LIBO Rate for such interest period plus (y) the Applicable Rate. The Applicable Rate is determined based on a pricing grid that is dependent upon the Company’s leverage ratio as of the end of the fiscal quarter of the Company for which financial statements have most recently been delivered. The Credit Agreement contains customary representations, warranties and affirmative covenants. The Credit Agreement also contains customary negative covenants, subject to negotiated exceptions, on (i) liens, (ii) investments, (iii) indebtedness, (iv) significant corporate changes, including mergers and acquisitions, (v) dispositions, (vi) restricted payments, including stockholder dividends, and (vii) certain other restrictive agreements. The Credit Agreement also contains certain financial covenants and customary events of default (subject to grace periods, as appropriate), such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a defined change in control and the failure to observe the negative covenants and other covenants related to the operation of the Company’s business. In addition, under certain circumstances, the Company may be required to enter into amendments to the Credit Agreement in connection with the further syndication of the Facilities. Any such material amendment will be disclosed in a separate Current Report on Form 8-K.

The obligations under the Credit Agreement are guaranteed by certain of the Company’s domestic subsidiaries (the “Subsidiary Guarantors”). As collateral security under the Credit Agreement and the guarantees thereof, the Company and the Subsidiary Guarantors have granted to the administrative agent, for the benefit of the lenders, a lien on, and first priority security interest in, substantially all of their tangible and intangible assets.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by the actual terms of the Credit Agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item is included in Item 1.01 of this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of February 23, 2016, among Comtech Telecommunications Corp., the lenders party thereto and Citibank N.A., as administrative agent and issuing bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Date: February 29, 2016	By:	/s/ Michael D. Porcelain
		Name:	Michael D. Porcelain
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of February 23, 2016, among Comtech Telecommunications Corp., the lenders party thereto and Citibank N.A., as administrative agent and issuing bank.